EXHIBIT 99.2


                RECEIVING, WAREHOUSING AND PHYSICAL DISTRIBUTION

                               SERVICES AGREEMENT


                                 by and between

                              Footstar Corporation

                                       and

                              FMI International LLC

                            dated as of July 8, 2004

                                TABLE OF CONTENTS

                                                                            PAGE


1.       Definitions.......................................................... 1

2.       Relationship of Supplier and Customer................................ 6

3.       Rights of the Parties to the Products................................ 6

4.       Services............................................................. 7

5.       Change Management................................................... 13

6.       Project Management; Staffing........................................ 13

7.       Protection of Customer's Products; C-TPAT........................... 17

8.       Confidentiality; Trademarks......................................... 18

9.       Office Accommodation................................................ 18

10.      Records and Audits.................................................. 18

11.      Fees; Payment....................................................... 20

12.      Disaster Recovery................................................... 20

13.      Term and Termination................................................ 20

14.      Liability........................................................... 23

15.      Representations and Warranties...................................... 23

16.      Indemnities......................................................... 24

17.      Required Insurance.................................................. 26

18.      Use of Subcontractors............................................... 28

19.      Conditions Precedent................................................ 29

20.      General............................................................. 29

Exhibits
--------

A        Services
B        Employees
C        Pricing
D        Performance Standards
E        Customer Software

         THIS RECEIVING, WAREHOUSING AND PHYSICAL DISTRIBUTION SERVICES AGREEMENT (this "Agreement"), dated as of July 8, 2004, is by and between Footstar Corporation, a corporation organized under the laws of the State of Texas, ("Customer"), and FMI International LLC, a limited liability company organized under the laws of the State of Delaware ("Supplier").

                                    RECITALS

         WHEREAS, as of the date hereof Customer and Alere Property Group, LLC have entered into a Purchase and Sale Agreement, an Escrow Instruction and Customer and Supplier have entered into an Asset Purchase Agreement (collectively, the "Transaction Documents") and shall close the transactions contemplated by the Transaction Documents simultaneously with this Agreement; and

         WHEREAS, the Customer is engaged in the business of selling footwear and in connection with the closing of the Transaction Documents desires to engage Supplier to provide receiving, warehousing and physical distribution services related to the Customer Parties' products to the Customer Parties' stores and customers throughout the United States and its territories;

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       DEFINITIONS.

         1.1 Definitions. As used herein, each of the following words and expressions, whenever capitalized, shall have the meaning set forth in this
Section 1.

         "Affiliate" means, with respect to a Person, any Person controlling, controlled by or under common control with, such first Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. A Person shall be deemed to control another Person if such first Person has legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in such second Person.

         "Carton Rounding" means store distributions for solids may equal less than a received carton amount. The distribution will either be rounded up or down to create a full carton pick from rack and eliminate residual product needing to be returned to rack in less than carton quantities.

         "Change of Control" means, with respect to a Party, (a) a change in beneficial ownership of such Party of greater than fifty percent (50%), whether in a single transaction or a series of transactions, (b) a merger of such Party with another Person, whether or not such Party is the surviving entity, (c) the acquisition of more than fifty percent (50%) of any class of such Party's voting stock, or any class of non-voting security convertible into voting stock, by another Person, whether in a single transaction or a series of transactions.

         "Cross-dock" means cartons that have a store distribution provided before the product arrives at the distribution center for receipt. The product is received, labeled for store delivery and sorted to a shipping door for loading onto a trailer. Such cartons are never opened or put into storage rack.

         "Customer Owned Software" means Software owned by Customer, including the Software identified in Exhibit E, as such exhibit may be modified from time to time by Customer upon notice to Supplier.

         "Customer Parties" means Customer and its direct and indirect subsidiaries of which it owns at least fifty percent (50%) of the outstanding capital stock or similar equity interests.

         "Customer Proprietary Information" means (a) any and all non-public, confidential, restricted or proprietary information of Customer Parties (including information licensed or otherwise provided to a Customer Party by a third party) provided directly or indirectly to any Supplier Party, at any time (either before or after the date of this Agreement), by any Customer Party or any third party acting on behalf, or at the request, of any Customer Party known to the Supplier Party as acting in such capacity, including: (i) information marked confidential, restricted, or proprietary; (ii) customer lists, customer information and account information; (iii) computer programs and other materials and information concerning data processing and information systems (including the Customer Owned Software); (iv) information regarding business planning and operations of Customer Parties and their administrative, financial or marketing activities and (v) methods and techniques used in the operation of the Customer Parties' businesses (including those related to logistics, allocation and distribution of products); (b) the Work Product; (c) the financial terms of this Agreement; and (d) all non-public information and materials that are derived from or include any of the foregoing information (including the content of all output files and reports produced from Customer Proprietary Information or other data and programs provided by Customer Parties). Customer Proprietary Information shall not include any information which (i) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by Supplier; (ii) was known to Supplier on a nonconfidential basis prior to its disclosure to Supplier as evidenced in writing by the Supplier's documents; or (iii) becomes lawfully available to Supplier on a nonconfidential basis from a third party without violation of any confidentiality obligation by such third party known to Supplier as evidenced in writing by the Supplier's documents.

         "Customer Provided Items" means each and every item, resource, facility, service or function that is provided to Supplier by Customer in connection with this Agreement or the Services, including the Customer Owned Software.

         "Disaster" means an event which (a) materially interferes with Customer's ability to operate its business or to receive the benefit of the Services or (b) which materially interferes with Supplier's ability to perform the Services and (i) is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties (other than strikes, lockouts, or labor difficulties in which it, or its Affiliates or its consultants or subcontractors are directly involved) or any other similar cause beyond the reasonable control of such Party; and (ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means.

         "Effective Date" means the closing date of this Agreement.

         "Employee Plans" shall mean all "employee benefit plans" as defined by
Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, severance, vacation, sick leave, plan or agreement as to which Customer has any obligation or liability, contingent or otherwise, with respect to Employees.

         "Employees" means those individuals set forth on Exhibit B.

         "Lease Agreement" means the lease agreement between Supplier and Alere Property Group, LLC leasing the Facility.

         "Losses" means losses, liabilities, damages, demands, claims (including taxes), and costs, payments and expenses (including any and all reasonable attorneys' fees, reasonable costs of investigation, litigation and settlement, interest and any judgments and penalties) but excluding lost profits and consequential damages.

         "MQC" means minimum quantity commitment.

         "Pallet Storage" means non cross-dock product that is stored for any length of time in the pallet rack of the Facility. Product is stored on pallets containing like product (same style and pre-pack configuration).

         "Parties" means both Customer and Supplier.

         "Party" means either Customer or Supplier.

         "Performance Standards" means the standards applicable to the performance of the Services under this Agreement, including the availability requirements, service levels, performance standards, and other standards for the Services that are set forth in Section 4.7 ("Performance Standards") or Exhibit D.

         "Person" means an individual, corporation, limited liability company, partnership, sole proprietorship, association, joint venture or other form of organization.

         "Pre-packs" means product that is received and shipped without the carton being opened. The carton is received and stored in rack. When a store distribution is created it is pulled from the rack, labeled for shipping and sorted to a shipping door for loading onto an outbound trailer. The carton is never opened. The carton usually has a mix of sizes within it but could be a full carton of the same size.

         "Regulatory Authority" means each judicial, legislative or regulatory authority with jurisdiction or authority over any Customer Party.

         "Services" means all services and functions Supplier is obligated to provide or perform pursuant to this Agreement.

         "Software" means all versions and releases (including corrections, enhancements, additions, updates, upgrades, revisions, modifications, translations, conversions, compilations and other derivatives) of a computer program in any form (including source code, object code, and executable code), all related input and output formats and screens, and all related documentation, configuration files and related materials (including functional specifications, design specifications, user manuals, installation manuals, narrative descriptions, comments in program source code, flow charts, logic diagrams, configuration files, data dictionaries, operating instructions, test plans, scripts and data), regardless of how fixed, displayed or transmitted (including by using RAM, ROM, magnetic media, optical media, other machine readable media, visual display or hardcopy).

         "Solids" means product that is sorted by the individual unit level to store distributions. The product is received in cartons containing multiple unit of a single style and size. When a store distribution is received the carton is pulled from rack, opened and the individual pairs are sorted by store.

         "Supplier Parties" means Supplier and its direct and indirect subsidiaries of which it owns at least fifty percent (50%) of the outstanding capital stock or similar equity interests.

         "Supplier Provided Items" means each and every item, resource, facility, service or function that is provided by Supplier pursuant to this Agreement, including the Services.

         "Technology" means, collectively, all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, Software, works of authorship other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

         "Termination Date" means the date on which this Agreement terminates.

         "Time and Materials Rate" means (i) actual and reasonable travel, lodging and meal costs and (ii) the following direct personnel costs, as the case may be, with no mark-up: (a) with respect to employees, wages, benefit costs, payroll taxes, and other variable costs associated with employees and (b) with respect to consultants and subcontractors, any consulting fees or other amounts contractually obligated to be paid thereto.

         "Vendor Compliance Inspections" means review of product packaging and marking (labels, tickets, etc.) for accuracy and meeting guidelines in accordance with Customer's then current vendor communication, compliance and routing procedures manual. It is not an inspection of actual product and product quality.

         "Work Product" means any and all of the following produced, derived, collected, prepared, written, created, fixed, invented, discovered, conceived or reduced to practice by Supplier Parties, alone or together with others, at any time, in connection with the performance of Services under this Agreement: (a) the Disaster Recovery Plan and (b) all reports prepared, and data generated, by Supplier pursuant to this Agreement

         1.2 Interpretation, Terms Generally, Rules of Construction.

         (a) The Schedules shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules or any other Exhibit or attachment to this Agreement. To the extent that there is an inconsistency between the terms of the body of this Agreement and the Schedules, the body of this Agreement shall prevail, unless the Schedule expressly states that it is to prevail over the terms of the body of this Agreement.

         (b) In construing this Agreement, unless the context otherwise requires:

                (i) all defined terms shall apply equally to both the plural as well as the singular forms of the terms defined; any pronoun shall also include the corresponding masculine, feminine and neuter forms;

                (ii) unless otherwise stated, the words "herein", "hereunder" and other similar words refer to this Agreement as a whole and not to a particular Section or other subdivision;

                (iii) references to "Sections" and "Schedules" are to sections of, and schedules to, this Agreement;

                (iv) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

                (v) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

                (vi) a reference in relation to any particular jurisdiction to any specific legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any other jurisdiction be treated as a reference to any analogous term in that jurisdiction;

                (vii) any list or examples following the word "including" shall be interpreted without limitation to the generality of the preceding words; and

                (viii) general words shall not be given a restrictive meaning, where introduced by the word "other", by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, nor by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   RELATIONSHIP OF SUPPLIER AND CUSTOMER.

         2.1 Customer hereby retains Supplier as its independent contractor during the term of this Agreement to receive, warehouse and provide physical distribution of Customer's product and to provide logistic services. Customer hereby agrees to allow Supplier to receive, process, warehouse and ship the Customer Parties' imported, landed and domestic product throughout the Term of this Agreement.

         2.2 This Agreement shall not be construed as constituting either Party as partner of the other or to create any other form of legal association that would impose liability upon one Party for any act or omission of the other. Supplier is not the agent or representative of any Customer Parties for any purpose whatsoever other than to receive, warehouse and physically distribute products. Supplier, in performing its obligations under this Contract, is acting as an independent contractor. Supplier shall perform the Services using only those personnel who are employees of Supplier or its Affiliates, consultants or subcontractors for federal tax purposes, or who are bona fide independent consultants. Personnel who perform the Services are not Customer employees or agents, and Supplier assumes full responsibility for their acts. Except as provided in the definition of Time and Materials Rate, Supplier shall be solely responsible for the payment of compensation to personnel assigned to perform the Services, and Supplier's personnel shall be informed that they are not entitled to any Customer employee benefits. Except as provided in the definition of Time and Materials Rate, Customer shall not be responsible for payment of workers' compensation, disability benefits, or unemployment insurance or for withholding or paying employment taxes for any personnel who perform the Services, and sole responsibility for such items shall be that of Supplier or its Affiliates, consultants or subcontractors. Each Party shall be responsible for the management, direction and control of its employees and such employees shall not be employees of the other Party. Except as expressly provided herein, nothing contained in this Agreement shall be deemed to create any form of exclusivity between the Parties.

         2.3 Supplier is not granted any right or authority to accept orders or to create any obligations, express or implied, on behalf of the Customer Parties or to bind the Customer Parties in any manner whatsoever except as provided herein.

3.   RIGHTS OF THE PARTIES TO THE PRODUCTS.

         3.1 Customer will consign products to itself in care of Supplier. All products shall remain the property of Customer and shall be systematically stored and identified as Customer's property. Customer shall retain a security interest in all of its products consigned to Supplier. Supplier agrees to execute such security agreements, UCC-1 Financing Statements and other documents as may be reasonably requested by Customer and other similar documents requested by Customer that are required by Customer's lenders. Any such UCC-1 Financing Statements shall be executed by Supplier if required and delivered to Customer in a form to be recorded and/or filed among the records of the Secretary of State of the State of Texas or such other relevant jurisdiction. Notwithstanding anything contained in this Agreement to the contrary, but subject to the rights of any of Customer's lenders as may be set forth in a warehouseman agreement between Supplier and any such lender, Supplier shall be entitled to all the rights of a public warehouseman.

         3.2 TITLE TO CUSTOMER PARTIES' PRODUCTS SHALL NOT PASS TO SUPPLIER IN ANY MANNER WHATSOEVER. SUPPLIER SHALL NOT CLAIM (a) ANY RIGHTS OF OWNERSHIP IN ANY OF THE PRODUCTS AND SHALL NOT ENCUMBER, LEASE, TRANSFER OR OTHERWISE DISPOSE OF ANY PRODUCTS, EXCEPT AS INSTRUCTED BY CUSTOMER AND (b) ANY RIGHTS WHATSOEVER IN CUSTOMER PARTIES' PRODUCTS.

4.   SERVICES.

         4.1 Warehousing and Distribution Services; Exclusivity.

         (a) Supplier shall provide services for the receiving, warehousing and physical distribution of the Customer Parties' products at the distribution center facility located at 3355 Dulles Drive, Mira Loma, California (the "Facility"). The Facility shall be provided by Supplier to Customer on a first priority but nonexclusive basis. Supplier shall provide Services for one hundred percent (100%) of Customer Parties' products during the Initial Period in accordance with the statement of the total unit volume by year and product mix that Customer provides to Supplier on a similar basis as the other statements Customer provides to Supplier under Section 10.4. Supplier shall have the right to use the Facility to service other customers, so long as the servicing of such other customers does not impair the Services provided to Customer or result in any additional cost or expense to Customer. Any change in the system of receiving, warehousing or distribution of the products of Customer and its subsidiaries shall require the prior written consent of Customer. Upon Customer providing six (6) month's prior written notice to Supplier, Customer may elect to transfer from the Facility the receiving, warehousing and physical distribution services related to the Customer Parties' Rite-Aid and/or Wal-Mart products to another facility of Supplier.

         (b) Supplier will receive all (i) inbound import shipments where Customer and/or its Affiliates are the importer of record and (ii) Customer's and/or its Affiliates' landed and domestic shipments. Supplier will take a physical count of inbound shipments to verify the shipment items and quantities versus the delivery documentation, whether in hard copy or electronic format. All discrepancies or receiving errors will be reported to Customer and to the shipper as soon as practicable, but in any event, no later than three (3) business days after discovery by Supplier of such discrepancy or receiving error. Supplier shall be responsible for and reimburse Customer for the cost of all such inbound shortfalls in inventory that Supplier fails to notify Customer about within such three-day period. All receipts for inbound shipments will be entered into Customer's inventory management system. Customer shall pay directly all freight charges for inbound and outbound shipments.

         (c) Except as otherwise provided herein, Supplier shall be the Customer Parties' exclusive provider of the receiving, warehousing and physical distribution Services during the Term for imported product where a Customer Party is the importer of record or landed and/or domestic shipments controlled within a Customer Party's supply chain. During years three (3) through eight (8) of the Term, Supplier shall be the exclusive provider of such Services with respect to the MQC as established in accordance with Section 10.4. To the extent that for any calendar year commencing January 1, 2008 Customer exceeds the MQC for such calendar year at any time during such calendar year, Customer, may, at its option, use the services of any other provider with respect to such excess for such calendar year only. If (i) commencing January 1, 2007 Customer's MQC volume is below 70,000,000 units in any calendar year or (ii) cross-dock exceeds eighty percent (80%) of total units during any calendar year or Customer's projections for cross-dock exceeds eighty percent (80%) of total units during any calendar year, then Supplier may, upon ninety (90) days' prior written notice to Customer, transfer, at no cost or penalty to Supplier, the Customer Parties' products and Services from the Facility to a different facility selected by Customer, provided that Customer is not negatively impacted and that any migration services required by Customer upon termination of this Agreement shall be at Supplier's cost and expense. The costs and expenses associated with such transfer shall be Customer's obligation up to a maximum amount of $1,300,000 (One Million Three Hundred Thousand Dollars), and all costs and expenses in excess of such amount shall be the obligation of Supplier. On January 1, 2007, Supplier may, at Supplier's cost and expense, transfer all of the Customer Parties' products and the Services to Supplier's facility located in San Pedro, California if Supplier provides written notice to Customer on or prior to January 1, 2006.

         (d) Commencing on the Effective Date through December 31, 2006 (the "Initial Period"), Customer agrees that Supplier's fees generated for the Services provided hereunder to Customer (the "Revenue") shall be at least $3,772,000 (Three Million Seven Hundred Seventy Two Thousand Dollars) per calendar quarter other than the portion of the first quarter from the Effective Date, which amount shall be $3,133,661 (Three Million One Hundred Thirty Three Thousand Six Hundred Sixty One Dollars) (each such quarterly amount, the "Minimum Revenue"). To the extent the actual amount billed for Services in a given calendar quarter is less than the Minimum Revenue (the "Minimum Revenue Shortfall") during the Initial Period, Customer shall pay the amount of such Minimum Revenue Shortfall within thirty (30) days after the end of such calendar quarter; provided, that if the aggregate Revenue for the period from the Effective Date through December 31, 2004 is $6,905,661 (Six Million Nine Hundred Five Thousand Six Hundred Sixty One Dollars) or more, or $15,088,000 (Fifteen Million Eighty Eight Thousand Dollars) or more for the period of January 1, 2005 through December 31, 2005, or $15,088,000 (Fifteen Million Eighty Eight Thousand Dollars) or more for the period from the January 1, 2006 through December 31, 2006 (each such period, the (Revenue Period"), then Supplier shall apply as a credit against the first invoice for Services immediately following the end of the applicable Revenue Period an amount equal to the aggregate amount of the

Minimum Revenue Shortfall(s) paid by Customer (and to the extent that the aggregate amount of the Minimum Revenue Shortfall(s) exceeds such credited invoice, then the following invoice(s) shall be credited until Customer has been credited for the entire amount of such Minimum Revenue Shortfall(s) paid). During each calendar year after the Initial Period, Customer agrees to the MQC as established in accordance with Section 10.4 (the "Annual MQC"). The Annual MQC shall be trued-up quarterly within thirty (30) days after the end of each calendar quarter to determine the actual total units processed and/or received against the Annual MQC for such quarter. If there is any quarterly shortfall to the Annual MQC, Customer shall pay to Supplier an amount equal to such shortfall from the Annual MQC at the billable transaction rate for the type of transaction where such shortfall exists, provided that, with respect to any such shortfall, if Customer has paid Supplier an aggregate amount in excess of the Annual MQC during such year, then Supplier shall apply as a credit against the first invoice for Services in the immediately following calendar year an amount equal to such excess paid by Customer (and to the extent that such excess exceeds the first invoice, then the following invoice(s) shall be credited until Customer has been credited for the entire amount of such excess).

         4.2 Custom Development. At the request of Customer from time to time, Supplier shall perform the custom development Services or modifications to the warehouse management system (such as "Sunrise 2005", RFID tagging or other industry wide enhancements that are required to ship to at least ninety percent (90%) of retailers in the United States) or other systems utilized by Supplier to provide Services at or from the Facility ("Custom Development") mutually agreed upon by the Parties in an executed statement of work setting forth the description, performance standards, acceptance criteria, fees and specifications for the Services to be performed. Unless otherwise specified in the applicable statement of work, the fees for such Custom Development shall be at the Time and Materials Rate.

         4.3 Included Services. Except as contemplated by that certain Transition Services Agreement dated as of the date hereof between Customer and Supplier (the "Transition Services Agreement"), if any application development and maintenance, data processing or network services, functions or responsibilities not specifically described in this Agreement are required by Supplier to perform the Services that are described in this Agreement, then Supplier shall perform them, at Supplier's sole cost and expense, and they shall be included within the scope of the Services, to the same extent, and in the same manner, as if they had been specifically described in this Agreement. As of the date hereof, Customer has no knowledge of any such application or development and maintenance, data process or network services, functions or responsibilities that are currently required, other than general ongoing maintenance, including, without limitation, the fixing of bugs. Any development of programming initiated by Supplier related to Supplier's billing of Customer for Services shall be at Supplier's sole cost and expense.

         4.4 New Services.

         (a) General. If Customer requests in writing that Supplier perform additional functions (including performing new services or making available or supporting new machines or Software) that are not included in the Services as then defined (which included Services include any migration services upon termination or expiration of this Agreement or as set forth on Exhibit A), then:

                (i) such additional function shall constitute a "New Service";

                (ii) Supplier shall not perform such New Service unless and until directed to do so by Customer in accordance with Section 4.4(a)(iv);

                (iii) Supplier promptly shall quote to Customer a price for such New Service; and

                (iv) Customer, upon receipt of such quote, may then elect whether to have Supplier perform such New Service. If Customer does not elect to have Supplier perform such New Service, Supplier shall reasonably cooperate with Customer to enable Customer to obtain such New Service from a third party selected by Customer, at Customer's expense.

         (b) Exceptions. The Parties anticipate that the Services and the systems used by Supplier to perform the Services will evolve and be supplemented and enhanced over time to keep pace with technological advancements and improvements in the methods available for performing the Services and services similar thereto. The Parties acknowledge that, unless otherwise mutually agreed, the use of such advancements and improvements to perform the Services shall not constitute New Services. Industry information technology modifications supporting the existing warehouse management system and other systems utilized by Supplier to provide Services at or from the Facility will be mutually agreed upon by Customer and Supplier and the related costs and expenses associated shall be paid by Supplier. Customer shall be required to pay the costs and expenses related to enhancements in connection with retailer required initiatives.

         4.5 Modification of Information Systems. Supplier, at its own cost and expense, shall provide any systemic changes required to comply with governmental, legal, statutory, regulatory or accounting requirements. Supplier shall not make any changes to the data interfaces between the warehouse management system utilized at the Facility and Customer's system without receiving the prior written consent of Customer, which consent may be withheld for any reason. Supplier shall be required to promptly reimburse Customer for any out-of-pocket expenses or costs incurred by Customer in connection with such systemic changes.

         4.6 Physical Inventory. Customer shall perform a physical inventory at the Facility on or prior to the Effective Date, which Supplier's designee(s) may observe, and Customer shall provide the results of such physical inventory to Supplier.

         4.7 Performance Standards.

         (a) Supplier shall (i) meet or exceed the levels of accuracy, quality, completeness, availability and responsiveness specified in the Performance Standards, (ii) meet or exceed the levels of accuracy, quality, completeness, availability and responsiveness provided by Supplier to its other customers and
(iii) perform the Services in accordance with Customer's practices and policies as of the Effective Date unless otherwise mutually agreed.

         (b) Supplier shall provide Customer with a monthly performance report, in a form and with content mutually agreed to by Supplier and Customer, documenting Supplier's performance with respect to each of the Performance Standards. Supplier's outbound Services, which shall be in accordance with the Performance Standards set forth in Exhibit D, shall be monitored for performance and accuracy through audits performed by DanBee Investigations or such other third party firm selected by Customer and consented to by Supplier, which consent shall not be unreasonably withheld or delayed. Supplier shall deliver each such monthly report to Customer within ten (10) calendar days after the end of each calendar month. In addition, Supplier shall provide Customer with such documentation and other information and access to the Facility as may be reasonably requested by the Customer from time to time in order to verify Supplier's performance against the Performance Standards.

         (c) During the Term, if Supplier fails to meet any Performance Standard, then Supplier shall (i) promptly investigate the "root causes" of the problem and prepare a report to Customer identifying the same; (ii) use reasonable efforts to correct the problem and to begin meeting the Performance Standards as soon as practicable; and (iii) advise Customer, as and to the extent requested by Customer, of the status of remedial efforts being undertaken with respect to such problems.

         (d) In connection with all shrinkage and shortages in excess of the tolerances set forth in Exhibit D, Supplier shall be required to pay Customer the landed duty paid cost of such merchandise within thirty (30) days after the determination of any such excess of the tolerances set forth in Exhibit D.

         4.8 Integrity, Privacy and Lost Data. Supplier shall implement all commercially reasonably safeguards to prevent the loss or alteration of all data collected in connection with the Services. Supplier acknowledges and agrees that any data collected in connection with Supplier's performance of the Services under this Agreement is the sole and exclusive property of Customer. In no event shall such data be: (i) collected, stored, or used by Supplier for purposes other than complying with the requirements of this Agreement, or (ii) disclosed, distributed, shared, transferred or sold by Supplier to any third party for any purpose other than to Supplier's accountants, lenders and attorneys. If any Customer Proprietary Information or other information, data or materials provided to Supplier Parties in connection with this Agreement or the Services, Work Product or such other data are lost or damaged by any Supplier Party, then Supplier will replace or regenerate it promptly at Supplier's sole cost and expense and Customer will not pay for such replacement or regeneration.

         4.9 Security.

         (a) Supplier shall provide mutually agreed upon security measures to ensure that access to the Customer Proprietary Information is available only to Supplier and Supplier's authorized agents, consultants, subcontractors or Affiliates, and to Customer. Supplier reserves the right to issue and change procedures from time to time to improve or protect file security. Customer has the right to approve any such new procedures or changes that are material, provided that if there is an emergency, Supplier may implement such new procedures prior to obtaining Customer's consent, provided, further, that Supplier shall be required to obtain Customer's consent as soon as practicable thereafter in order to continue such new procedures.

         (b) Supplier agrees, that with respect to electronic access to its information processing, transmission, and storage system (the "Server"), it will use all reasonable efforts to ensure the security and integrity of the content of, and other information transmitted through or stored on, the Server, including, without limitation: (i) firewall protection; (ii) maintenance of independent archival and backup copies of the content; and (iii) protection from any network attack and other malicious, harmful, or disabling data, work, code or program. 4.10 Required Resources. Except as may be expressly provided to the contrary elsewhere in this Agreement or the Transition Services Agreement, Supplier shall provide all facilities, equipment, procedures, personnel and other resources necessary to perform the Services in accordance with this Agreement.

         4.11 Non-Infringement and Third Party Materials. Supplier shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any intellectual property of any Person or cause Customer in the normal course of its business to commit any such act. Supplier shall be responsible for obtaining all third party Software and hardware necessary to perform the Services, other than Customer Provided Items, if any, or as contemplated in the Transition Services Agreement. If any Services or any Supplier Provided Items are held or believed by Supplier to infringe on the intellectual property of any party, Supplier shall have the option, at its expense, to (a) modify such Services or Supplier Provided Items to be non-infringing, or (b) obtain a license to continue using such Services or any Supplier Provided Items at Supplier's expense.

         4.12 Continued Performance. Regardless of any dispute between the Parties, or any actual or alleged breach of this Agreement by Customer, Supplier shall perform each of its obligations under this Agreement (including its obligation to perform the Services in accordance with the Performance Standards) unless and until such obligation expires, or is discharged, excused, or terminated, in accordance with the provisions of this Agreement.

5.   CHANGE MANAGEMENT.

         Without first obtaining written approval from Customer, which approval Customer may withhold in its sole discretion, Supplier shall not make any system changes or other changes at the Facility that could reasonably be expected to:
(a) adversely affect Customer's operations during the Term, (b) increase Customer's costs during the Term (including fees payable under this Agreement or any other agreement to which Customer is a party), or (c) adversely affect the Services to be provided by Supplier to Customer pursuant to this Agreement; provided, however, that Customer's approval of a particular System Change cannot be unreasonably withheld or delayed if (i) it is unlikely to adversely affect Customer's operations during the Term and (ii) Supplier pays, or reimburses Customer for, all increased costs arising out of or in connection with such System Change.

6.   PROJECT MANAGEMENT; STAFFING.

         6.1 Supplier Project Manager.

         (a) Supplier shall designate, prior to the Effective Date, a Supplier project manager ("Supplier Project Manager") to whom all of Customer's communications concerning the Services may be addressed and who has the authority to act for and to bind the Supplier and its Affiliates, consultants and subcontractors in connection with performance under this Agreement (it being understood that amendments to this Agreement shall require the signature of either the chief executive officer or president of Supplier). The Supplier Project Manager will be the senior manager responsible for managing the performance of the Services. Supplier shall cause the person assigned to the position of Supplier Project Manager to devote substantially full time and effort to the provision of the Services under this Agreement. In addition, if at any time Customer is not reasonably satisfied with the Supplier Project Manager, Supplier will take appropriate action to resolve Customer's concerns to Customer's satisfaction.

         (b) If, within one (1) year after the Effective Date, Supplier desires to transfer the Supplier Project Manager from the Customer account or modify the scope of his or her duties in the provision of the Services, Supplier must provide Customer thirty (30) days' prior written notice. In such case, Supplier must identify alternative Supplier Project Managers and ensure that the outgoing and incoming Supplier Project Managers overlap in their provision of the Services to Customer for a period of no less than one (1) month, with Supplier bearing the cost of the incoming Supplier Project Manager during such three-month period of overlap. Notwithstanding anything to the contrary in this Section, Supplier may immediately terminate the Supplier Project Manager for cause.

         6.2 Customer Project Manager. Customer shall designate, prior to the Effective Date, a Customer project manager ("Customer Project Manager") to whom all Supplier communications concerning this Agreement may be addressed and who has the authority to act for and to bind Customer in connection with all aspects of this Agreement. Customer may designate a new Customer Project Manager at any time by written notice to Supplier.

         6.3 Mahwah Director of Client Services. Supplier shall designate and provide at its own cost and expense effective January 3, 2005, a Customer account manager ("Mahwah Director of Client Services") who will work on-site at Customer's facility located at Mahwah, New Jersey (the "Mahwah Facility") to answer questions, research problems and provide information in connection with the Services provided by Supplier. The Mahwah Director of Client Services will work the standard business hours of Meldisco employees and will act as a liaison between Customer and Supplier.

         6.4 Joint Advisory Committee.

         (a) Committee Membership. Supplier and Customer agree to create a six
(6) member "Joint Advisory Committee" consisting of three (3) people with the following titles from Supplier and three (3) people with the following titles from Customer:

Supplier:

                (i) Timothy Bromley;

                (ii) Juan Rocio; and

                (iii) Supplier Project Manager

Customer:

                (i) Jim DeVeau;

                (ii) Jim Killen; and

                (iii) Customer Project Manager.

         (b) Committee Responsibilities. The Joint Advisory Committee shall:

                (i) Conduct quarterly reviews of progress on projects and performance under this Agreement;

                (ii) Annually review the operating and strategic plans prepared by Supplier;

                (iii) Review, on an annual basis, performance objectives and measurements; and

                (iv) Provide advice and direction on technology changes.

         (c) Expenses. Each Party shall pay the expenses incurred by its representatives to attend meetings of the Joint Advisory Committee.

         (d) Replacement of Committee Members. Each Party may replace any of its members of the Joint Advisory Committee upon written notice to the other Party.

         6.5 Employment; Transferred Employees.

         (a) Customer shall terminate all Employees on the Effective Date and Supplier shall offer full-time employment effective as of the Effective Date to the specific Employees designated by the Supplier ("Transferred Employees"). Except if there is a failure by Customer to make payments in accordance with
Section 4.1(d) during the Initial Period and any such default remains uncured by Customer for sixty (60) days or in the case of any employee Customer asks to be replaced under Section 6.7(b), Supplier agrees to retain the Transferred Employees, other than in the case of termination of employment for "Cause" (as defined below), as follows: (i) executive Transferred Employees, pursuant to confidential employment agreements; (ii) exempt Transferred Employees, a period of not less than two years from the Effective Date and (iii) non-exempt Transferred Employees, a period of not less than one year from the Effective date. In the case of executive Transferred Employees, "Cause" shall be defined in such executive Transferred Employee's confidential employment agreement. In the case of exempt and non-exempt Transferred Employees, "Cause" shall mean, with respect to the Transferred Employee's employment with the Supplier: (i) willful misconduct or gross negligence with regard to the Supplier or its business, assets or employees; (ii) refusal to perform the duties required in connection with such Transferred Employee's employment (other than any such failure resulting from incapacity due to physical or mental illness) or comply with the lawful directives of such Transferred Employee's supervisory personnel;
(iii) any breach of Supplier's policy regarding sexual harassment; (iv) any act of embezzlement or theft with respect to the Supplier's property; (v) conviction of a felony or pleading nolo contendere to a felony; or (vi) the material breach of any fiduciary duty owed to the Supplier. Except as otherwise specifically set forth herein, Customer shall have no responsibility whatsoever for any liabilities or obligations which relate in any way to such Transferred Employee's employment service with Supplier.

         (b) Supplier shall not during the 90-day period beginning on the Closing Date terminate the employment of full-time employees (as determined for purposes of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state law, and the rules and regulations thereunder, hereinafter, the "WARN Act") of the Facility hired by Supplier so as to cause any "plant closing" or "mass layoff" (as those terms are defined in the WARN
Act) such that Customer has any obligation under the WARN Act that Customer otherwise would not have had absent such terminations; provided, however, that in the event of any breach by Supplier of the foregoing, Supplier agrees to indemnify Customer for any such obligations.

         6.6 Employee Benefits.

         (a) Effective as of the Closing Date, and except as provided in subsection (c) below, Supplier shall cause each Transferred Employee who was covered under the Employee Plans immediately prior to the Closing Date to be covered under the employee benefit plans, programs and arrangements maintained by Supplier (the "Supplier Plans") in accordance with the terms and provisions of the Supplier Plans. The Supplier Plans shall recognize each Transferred Employee's prior service that is recognized under the Employee Plans (including prior service with predecessor employers to the extent such prior service is recognized under the Employee Plans) for eligibility and vesting purposes and, in the case of vacation (but not severance) benefits, for purposes of determining the amount of benefits.

         (b) Effective as of the Closing Date, Supplier shall take all action necessary or appropriate to cause a defined contribution plan adopted or maintained by Supplier (the "Supplier 401(k) Plan") to recognize prior service with Customer or any of its Subsidiaries for purposes of participation. It is understood that such prior service shall not affect the vesting requirements of the Supplier 401(k) Plan. Customer shall cause the account balances of the Transferred Employees under the 401(k) Profit Sharing Plan of Customer and its Affiliates, as amended from time to time (the "Footstar 401(k) Plan"), to be fully vested as of the Closing Date. Customer shall permit Transferred Employees to make a "direct rollover" of such Transferred Employees' account balances (including loans to Transferred Employees) under the Footstar 401(k) Plan to Supplier 401(k) Plan. Customer acknowledges that on and after the Closing Date, the account balances of Transferred Employees held in the Footstar 401(k) Plan will be distributable from the Footstar 401(k) Plan in accordance with the Code. Customer and the Footstar 401(k) Plan shall not place any Transferred Employee's plan loan in default or declare a default with respect to any outstanding plan loan during the ninety (90) day period following the Closing Date or such shorter period requested by Supplier, so long as such Transferred Employee continues to make loan repayments when due and such Transferred Employee transfers his or her account balance under the Footstar Plan, together with the promissory note evidencing the plan loan, to the Supplier 401(k) Plan through a "direct rollover" on or as soon as administratively practicable following the Closing.

         (c) Effective as of the Closing Date, Customer shall provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA ("COBRA") for such period of time (not to exceed the maximum required period under COBRA) as required for the Transferred Employees to commence coverage under the Supplier Plans. Supplier will reimburse each Transferred Employee for the cost of such coverage in an amount equal to the difference between the Transferred Employees' contribution under the applicable Employee Plan and the full cost of continuation coverage.

         6.7 Staffing.

         (a) General. Supplier shall use adequate numbers of qualified individuals to perform the Services. Each of Supplier's employees, agents, subcontractors and consultants assigned to performing the Services shall have the proper skill, training, education and experience to perform assigned tasks in a competent and professional manner. In any event, notwithstanding transfer or turnover of personnel, Supplier remains obligated to perform the Services without degradation and in accordance with this Agreement.

         (b) Replacement of Supplier Personnel. If Customer requests that Supplier replace any Supplier personnel (including any employees, consultants or subcontractors of Supplier), Supplier shall in good faith consider replacing such personnel, and shall replace such personnel as is reasonably necessary. Nothing in this provision shall be deemed to give Customer the right to require that Supplier terminate the employment of any of Supplier's personnel; it only gives Customer the right to require that Supplier discontinue using an employee in the performance of Services for Customer.

         6.8 Dispute Resolution. If any dispute between the Parties hereto arises from or concerns in any manner the subject matter of this Agreement, each Party will attempt, in good faith, to resolve such dispute through discussion between its employees in the order set forth in this Section. First, within five
(5) days of receipt of any written request by either Party of a dispute hereunder (a "Dispute Notice"), the Supplier Project Manager and Customer Project Manager shall attempt to resolve the dispute. In the event such persons are unable to resolve such dispute within ten (10) days of receipt of a Dispute Notice, then, a senior vice president of each Party shall meet in person to resolve such dispute. Finally in the event such respective representatives are unable to resolve such dispute within fifteen (15) days of receipt of a Dispute Notice, then the chief operating officer of Supplier and the chief operating officer or administrative officer of Customer (each, an "Executive Officer") shall meet in person to resolve such dispute. If the respective Executive Officers cannot resolve the dispute within ten (10) days of such dispute being submitted to them ("Negotiation Period"), then the dispute may be resolved by litigation. Any and all disputes arising from this Agreement whether or not resolved pursuant to this Section 6.8 shall be subject to the provisions of Sections 14 ("Liability") and 16 ("Indemnities").

7.   PROTECTION OF CUSTOMER'S PRODUCTS; C-TPAT.

         7.1 Protection of Customer's Products. Supplier shall provide sufficient security at the Facility and preserve and maintain the Customer Parties' products and supplies in as good a condition as such items are received from the Customer Parties or their vendors. At any time requested by Customer or at the expiration of this Agreement, Supplier shall return the Customer Parties' products and supplies to Customer in as good a condition as when received.

         7.2 C-TPAT. Supplier will continue to support Customer's C-TPAT plan for the Facility at Supplier's sole cost and expense; provided, however, in the event that any such plan materially increase Supplier's costs, the parties agree to negotiate in good faith an appropriate one-time payment by Customer to Supplier to cover Customer's share of any required capital expenditures.

8.   CONFIDENTIALITY; TRADEMARKS.

         8.1 Supplier acknowledges that during the course of performing this Agreement, Supplier may be privy to confidential information regarding Customer's products, pricing and business operations and procedures. Supplier agrees not to disclose confidential information of Customer to any other person not already in possession of such confidential information except employees or agents who require the same for purposes of performance of this Agreement. Supplier agrees to take reasonable precautions to prevent the unauthorized disclosure of Customer's confidential information to third parties.

         8.2 Supplier acknowledges that it has no right to use any trademarks of Customer. Supplier acknowledges that this Agreement shall not be construed to give Supplier any vested right, title or interest in any of the trademarks or copyrighted material of Customer.

9.   OFFICE ACCOMMODATION.

         Supplier shall provide Customer with 6,230 square feet of office space at the Facility in accordance with its current office space usage as of the date hereof, together with furniture, fixtures and equipment as existing on the Effective Date and data connection services at no charge during the Term. Customer shall arrange for and pay the telephone company directly for local and long distance telephone service for such office space.

10.  RECORDS AND AUDITS.

         10.1 Supplier's Invoices. Supplier shall maintain complete and accurate accounting records to support and document all amounts payable by Customer under this Agreement, including, but not limited to, records relating to any and all operating expenses of Supplier that are relevant to the calculation of any such amounts. Each such record shall be retained for a period of at least five (5) years after the date of the last invoice to which it is relevant. Throughout such period, upon reasonable prior notice, Customer, any Regulatory Authority, and accounting organizations retained by any of the foregoing (collectively, the "Designated Persons"), shall have the right to audit and examine such records during normal business hours for the purpose of auditing the accuracy and correctness of Supplier's invoices to Customer and/or the provision of Services for the specified billing period (which shall be at least three (3) months). If the Parties learn, through any such audit or examination or otherwise, that any invoice of Supplier was not correct, then, as appropriate, Supplier shall promptly reimburse Customer for the amount of any overcharge or Customer shall pay Supplier for the amount of any undercharge. If such audit reveals that Supplier has overcharged fees to Customer by greater than five percent (5%), then Supplier shall pay the costs of such audit.

         10.2 Operations and Services. Supplier shall assist Customer in meeting its audit and regulatory requirements. Upon reasonable prior notice to Supplier, Supplier shall permit the Designated Persons to access (a) personnel performing the Services, (b) the Facility, (c) the systems used to perform the Services (including the Customer Owned Software), and (d) data and records relating to the performance of the Services; in each case, for the purposes of auditing or examining: (i) the business and operations of Supplier and its Affiliates, (ii) the operations of Supplier relating to the performance of the Services, (iii) the procedures used by Supplier to control access to, and use of, the Services, the system used to perform the Services and the Customer Provided Items, (iv) Supplier's compliance with this Agreement (including the Performance Standards),
(v) Supplier's procedures to control information asset security, (vi) general controls and security practices and procedures in connection with the Services,
(vii) disaster recovery and back up procedures, (viii) the efficiency with which Supplier utilizes resources chargeable to Customer, and (ix) any matters reasonably related to regulatory requirements applicable to Customer or its Affiliates (including C-TPAT). Such access shall include installing and executing such reasonable audit Software as Customer may from time to time request and making copies of files for downloading to other computing platforms; provided, that Customer shall pay for such installation and operation of such Software or the making of such copies at the Time and Materials Rate. Such access shall be provided at reasonable hours and in a manner designed to avoid unreasonable interference with the performance of the Services. Supplier will cooperate fully with, and will provide reasonable assistance to, the Designated Persons in connection with such access. Supplier shall take reasonable steps to avoid allowing the Designated Persons to have access to proprietary information of Supplier or its other customers. Supplier shall be solely responsible and shall make such changes to its operations and take such other actions as may be necessary to maintain compliance by Supplier and its Affiliates with all applicable laws, rules, statutes and regulations relating to the Facility and the Services, and Supplier shall at all times comply with all applicable laws, rules, statutes and regulations relating to the Facility and the Services.

         10.3 Annual Review. At least annually during the Term of this Agreement, Customer may conduct an audit of the systems used to perform the Services for adequacy of security, audit information, system integrity and other matters as may be prudent or required by any Regulatory Authority or any of its Affiliates. Promptly after such audit, Supplier shall correct any deficiencies identified in such audit that relate to the performance of the Services.

         10.4 Annual Estimates of Total Unit Volume. For each calendar year commencing on January 1, 2007 through the Term of this Agreement, Customer will provide to Supplier an initial statement of the estimated total unit volume by year and product mix on or prior to October 1 of the immediately succeeding year, and Customer will provide to Supplier a statement of the final total unit volume by year and product mix on or prior to December 31 of the immediately succeeding year.

         10.5 Other Audits of Supplier. Supplier shall furnish Customer with the audit reports of any other reviews of Supplier's general controls and a summary of findings and recommendations of any such reviews, in each case to the extent related to the Services. Supplier shall promptly correct any control weaknesses identified in such audits that relate to the Services.

         10.6 Report of Corrective Actions. Promptly after the end of each calendar quarter, Supplier shall provide Customer with a report describing the status of corrective actions on any open audit recommendations.

11.  FEES; PAYMENT.

         11.1 Fees.

         (a) Subject to the terms and conditions of this Agreement, Customer shall pay to Supplier the fees specified in Exhibit C for all Services performed during the Term, other than Services pursuant to Section 4.2 and New Services. All fees shall be due within thirty (30) days after Customer's receipt of invoice and shall be paid weekly by ACH transfer to an account designated by Supplier. Except as may be expressly provided to the contrary elsewhere in this Agreement, Customer shall not be obligated to pay any additional amounts for the Services.

         (b) For the period from the Effective Date through December 31, 2006, there shall be no adjustment in the fees specified in Exhibit C for changes in the United States Department of Labor Bureau Consumer Price Index in the California Urban Wage Earners and Clerical Workers, Los Angeles - Riverside - Orange County, California Metropolitan area ("CPI"). Commencing January 1, 2007 and each January 1 thereafter, the labor component (which shall be mutually agreed to by Supplier and Customer) (the "Labor Component") related to the fees set forth in Exhibit C shall be increased by a percentage equal to the percentage of the increase in the CPI for the immediately prior twelve (12) month period; provided, however, for calendar years 2007 and 2008, such increase in the Labor Component resulting from the CPI increase for each such period shall not exceed three and a half percent (3.5%) in any such year.

         11.2 Disputed Amounts. Notwithstanding anything to the contrary elsewhere in this Agreement, if Supplier charges more for Services than Customer believes in good faith is due under this Agreement, then the Parties will resolve such dispute in accordance with Section 6.8. If the Parties are unable to resolve such dispute and Customer has a reasonable basis to believe that the Supplier has charged more than Customer believes in good faith is due under this Agreement, Customer shall be excused from paying such disputed amount until such dispute is finally resolved.

12.  DISASTER RECOVERY.

         The Parties shall jointly develop a disaster recovery plan (the "Disaster Recovery Plan") for recovering the Services in the event of a Disaster. The costs and expenses related to preparing and putting into place the Disaster Recovery Plan (as opposed to implementing the Disaster Recovery Plan in the case of a Disaster) shall be the sole responsibility of Supplier.

13.  TERM AND TERMINATION.

         13.1 Term. The term of this Agreement ("Term") shall commence at 5:00 a.m. PDT on the Effective Date and shall terminate, unless extended by the mutual written agreement of the Parties, at 5:00 p.m. PDT on July 1, 2012 or until otherwise terminated in accordance with the terms of this Agreement. If Customer sends a notice to Supplier prior to July 1, 2008 of its desire to extend the term of this Agreement, then Supplier and Customer shall negotiate in good faith an extension of this Agreement.

         13.2 Termination by Customer for Supplier's Failure to Meet Performance Standards.

         (a) If during any thirty-day period, the average time it takes Supplier to move Customer's products from the applicable port to the Facility and unload and receive such product into the Facility is greater than seven days after such product become available at the applicable port, then Customer may send Supplier written notice of such breach. If Supplier fails to cure such breach within thirty (30) days after it receives such notice, then Customer may thereafter notify Supplier in a written notice of Customer's election to terminate this Agreement, and the Termination Date shall become the date specified in such notice of election, which date shall be not more than six (6) months after the date of such notice. Customer shall not have the right to terminate pursuant to this Section 13.2 if Supplier's breach is caused by any material act or omission on the part of Customer.

         (b) If during any calendar quarter Supplier fails to comply with the fill-rate standard set forth in Exhibit D three (3) times or more, then Customer may thereafter notify Supplier in a written notice of Customer's election to terminate this Agreement, and the Termination Date shall become the date specified in such notice of election, which date shall be not more than six (6) months after the date of such notice.

         (c) If during any six-month period an audit of one (1) outbound shipment shows that Supplier has failed to comply with the bill of lading accuracy rate set forth in Exhibit D, then an audit of four (4) outbound shipments shall be conducted, and if such audit shows that Supplier is not in compliance with the bill of lading accuracy rate set forth in Exhibit D, then an audit of ten (10) outbound shipments shall be conducted, and if such audit shows that Supplier is not in compliance with the bill of lading accuracy rate set forth in Exhibit D, then Customer may thereafter notify Supplier in a written notice of Customer's election to terminate this Agreement, and the Termination Date shall become the date specified in such notice of election, which date shall be not more than six (6) months after the date of such notice.

         (d) If there is any labor strike with respect to Supplier's employees which prevents Customer's products from being shipped from the Facility for six
(6) or more consecutive business days, then Supplier must make arrangements, at its sole cost and expense, (i) to perform the Services under this Agreement at another facility of Supplier or a third party and (ii) to move the Customer Parties' products from the Facility to another facility of Supplier or a third party and perform the Services at such other facility; provided, however, if a third party's facility is utilized in whole or in part, such facility must be reasonably acceptable to Customer. If the labor strike continues for more than sixty (60) consecutive days, then Customer may thereafter notify Supplier in a written notice of Customer's election to terminate this Agreement, and the Termination Date shall become the date specified in such notice of election, which date shall be not more than six (6) months after the date of such notice.

         13.3 Termination by Customer for Cause.

         (a) If Supplier commences, or has commenced against it, proceedings under chapter 7 or chapter 11 of the United States Bankruptcy Code after the date hereof, which proceedings are not dismissed within sixty (60) days, then Customer may terminate this Agreement. Customer shall thereafter notify Supplier in a written notice of Customer's election to terminate this Agreement, then the Termination Date shall become the date specified in such notice of election, which date shall be not more than six (6) months after the date of such notice.

         (b) Upon Supplier's default under the Lease Agreement, Suppler shall notify Customer of such default within one (1) business day after such default. If Customer elects to pay any cure amount (the "Cure Amount") owed to the lessor under the Lease Agreement as a result of such default by Supplier and Supplier does not reimburse Customer for the payment to such lessor of the Cure Amount within the applicable cure period provided in the Lease Agreement for curing such default, then Supplier may elect to assume the subject lease and this Agreement shall automatically terminate, provided that upon such termination any amounts owed to Supplier hereunder by Customer shall be offset against the Cure Amount Customer paid to such lessor.

         13.4 Termination by Supplier for Cause.

         (a) If Customer defaults under its payment obligations under Section 4.1(d) for more than ten (10) business days after written notice from Supplier to Customer, Supplier may notify Customer in a written notice of Supplier's election to terminate this Agreement, and the Termination Date shall become the date that is six (6) months after the date of such notice.

         (b) If Customer or Kmart commences, or has commenced against it, proceedings under chapter 7 or chapter 11 of the United States Bankruptcy Code after the date hereof, which proceedings are not dismissed within sixty (60) days, Supplier may notify Customer in a written notice of Supplier's election to terminate this Agreement, and the Termination Date shall become the date that is six (6) months after the date of such second notice.

         13.5 No Other Termination. Except for the rights of termination expressly set forth in Article 13, each of Customer and Supplier shall not have, and hereby expressly waives any rights it might otherwise have, to terminate this Agreement, regardless of any breach of this Agreement by Customer or Supplier or any non-performance of Customer's or Supplier's obligations hereunder, and regardless of the severity, cause or purpose of such breach or non-performance. However, nothing in this Section 13.5 shall limit any rights Supplier or Customer might otherwise have to recover damages or to obtain injunctive relief if Customer or Supplier should breach any of its obligations under this Agreement.

         13.6 Transfer of Services. Upon the expiration or termination of this Agreement, Supplier shall, upon Customer's written request, provide all services required by Customer in order to facilitate the transfer of the provision of the Services from Supplier to another service provider designated by Customer. Such transition services shall be provided at no cost to Customer if Customer terminates this Agreement pursuant to Article 13, but such transition services shall be provided to Customer at a Times and Materials Basis if this Agreement expires by its terms or is terminated by Supplier pursuant to Article 13.

         13.7 Survival. Notwithstanding anything to the contrary elsewhere in this Agreement, the following Sections of this Agreement shall survive the termination of this Agreement and the Termination Date: Section 6.7 ("Project Management; Staffing - Dispute Resolution"); Section 7 ("Protection of Customer's Products") Section 10.1 ("Records and Audits - Supplier's Invoices"), but only for the periods stated therein; Section 11.1 ("Fees; Payment"), provided that Customer is not obligated to pay for Services after the Termination Date; Section 13.6 ("Termination - Transfer of Services"); Section
13.7 ("Termination - Survival"); Section 14 ("Liability"); Section 15 ("Representations and Warranties"); Section 16 ("Indemnities"); Section 18.3 ("Use of Subcontractors - Continuing Responsibility of Supplier"); and Section 20 ("General").

14.  LIABILITY.

         In the event that this Agreement is terminated by Customer pursuant to
Section 13.2 or 13.3, Customer's sole remedy shall be such termination together with Customer's rights, if any, under Section 22 of the Lease Agreement and Customer's offset right if this Agreement is terminated pursuant to Section 13.3(b) hereunder, and any migration services required by Customer upon any such termination of this Agreement by Customer shall be at Supplier's cost and expense. In the event that this Agreement is terminated by Supplier pursuant to
Section 13.4, Supplier's sole remedy shall be such termination; provided, however, Customer shall remain liable for all unpaid amounts under this Agreement through the date of such termination and, in the event that termination occurs pursuant to Section 13.4 during the Initial Period, any amount that would have been payable under Section 4.1(d) during the calendar quarter in which such termination occurs and the immediately succeeding calendar quarter.

15.  REPRESENTATIONS AND WARRANTIES.

         15.1 Mutual Representations and Warranties. Each Party hereby makes the following representations and warranties to the other:

         (a) Power. On or prior to the Effective Date, it shall have all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         (b) Authorization. On or prior to the Effective Date, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all requisite action on its part.

         (c) Enforceability. On or prior to the Effective Date, this Agreement shall have been duly executed and delivered by it and (assuming the due authorization, execution and delivery hereof by the other Party) shall be a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (d) No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not
(i) conflict with or violate its charter documents or by laws or similar organizational documents, (ii) violate or constitute a material breach of any agreement to which it is a party, by which it is bound, or to which any of its assets are subject or (iii) violate any applicable law or any order, decree or judgment of any court or governmental authority.

         15.2 Supplier's Representations and Warranties. Supplier hereby represents and warrants to Customer that:

         (a) Performance Standards. Supplier will perform the Services in accordance with the terms of this Agreement, including the Performance Standards.

         (b) Diligence. Supplier has investigated and is familiar with the receiving, warehousing and physical distribution requirements of Customer included within the Services and is able to satisfy those requirements economically and in accordance with the terms and conditions of this Agreement.

         15.3 DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF, OR THE SERVICES, INCLUDING, ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY SUSPENDED, EXCLUDED, DISCLAIMED AND WAIVED.

16.  INDEMNITIES.

         16.1 Indemnity by Supplier. Subject to Section 14, Supplier shall indemnify, defend and hold harmless the Customer Parties, their Affiliates and their respective directors, officers, employees, representatives and agents (in accordance with the procedures described in Section 16.3 to the extent applicable) for, from and against any and all Losses, as incurred, arising out of, or in connection with (i) any breach or alleged breach by Supplier Parties of any of Supplier's representations, warranties or covenants contained herein and (ii) any bodily injury or death of an individual or any damage or destruction of real property or tangible personal property, in each case to the extent such injury, death, damage, or destruction (a) is proximately caused by the tortious conduct any Person for whose conduct any of Supplier, its Affiliates or its consultants or subcontractors is legally responsible and (b) arises out of, or occurs in connection with, this Agreement or the Services.

         16.2 Indemnity by Customer. Subject to Section 14, Customer shall indemnify, defend and hold harmless the Supplier Parties, their Affiliates and their respective directors, officers, employees, representatives and agents (in accordance with the procedures described in Section 16.3 to the extent applicable) for, from and against any and all Losses, as incurred, arising out of, or in connection with any breach or alleged breach by Customer of any of Customer's representations, warranties or covenants contained herein.

         16.3 Indemnification Procedures.

         (a) If any civil, criminal, administrative or investigative action or proceeding (any of the foregoing being a "Claim") is threatened or commenced by any third party against any Person (such Person, or if such Person is not a Party the applicable Party, the "Indemnified Party") that the other Party (the "Indemnifying Party") is obligated to defend or indemnify under Section 16.1 ("Indemnity by Supplier") or 16.2 ("Indemnity by Customer"), then written notice thereof shall be given to Indemnifying Party as promptly as practicable; provided, however, that any delay by the Indemnified Party in giving such written notice shall not constitute a breach of this Agreement and shall not excuse the Indemnifying Party's obligations under this Section 16 ("Indemnities") except to the extent, if any, that the Indemnifying Party is prejudiced by such delay. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party is obligated under this Section 16 ("Indemnities") to defend and/or indemnify the Indemnified Party, then the Indemnifying Party shall be entitled, if it so elects in writing within ten (10) days after receipt of such notice, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into by the Indemnifying Party without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         (b) After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim pursuant to
Section 16.3(a), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim pursuant to Section 16.3(a), then the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

         (c) Notwithstanding anything to the contrary elsewhere in this Section 16 ("Indemnification Procedures"), if (a) the Indemnified Party shall have reasonable grounds for insecurity with respect to the Indemnifying Party's financial ability to pay for an adequate defense against such Claim or to pay any amounts which may reasonably be expected to become payable by it if such Claim is determined adversely, and (b) the Indemnifying Party shall fail to provide "adequate assurances" in writing to the Indemnified Party within fifteen
(15) days after the Indemnified Party notifies the Indemnifying Party in writing of the grounds for the Indemnified Party's insecurity and demands adequate assurances, then (notwithstanding any election by the Indemnifying Party to control the defense of such Claim) (i) the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and (ii) the Indemnifying Party may participate in such defense, at its sole cost and expense.

         (d) Subrogation. If an Indemnifying Party shall be obligated to indemnify an Indemnified Party against a third party claim pursuant to Section
16.1 ("Indemnity by Supplier") or 16.2 ("Indemnity by Customer"), then the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.

17.  REQUIRED INSURANCE.

         17.1 General. Supplier shall procure and shall maintain in force at all times throughout the Term in connection with operating the Facility and the performance of Services, policies of insurance, mutually acceptable to Supplier and Customer, including cargo, property, liability and workers' compensation insurance, written by companies duly licensed to do business in California and any other state or states where the Services are to be performed or the Supplier's Provided Utilized Equipment is to be located, with a minimum A.M. Best rating of A or better and with a minimum financial class of XII. Supplier shall deliver to the Customer, at least five (5) days prior to the Effective Date, a copy of each such policy, certified by the insurance carrier as being a true and complete copy. The minimum limits and coverages are to be reflected in such insurance policies.

         17.2 Required Terms. Such insurance policies must (a) disclose any deductibles, self-insured retention (deductibles or self-insured retentions above $25,000 will require approval from the Customer), aggregate limit or any exclusions to the policy that materially change the coverage; (b) indicate that Customer is an additional insured on all policies (except workers' compensation); (c) include a special cancellation provision which shall read "Customer is interested in the maintenance of this insurance, and it is agreed that this insurance will not be canceled, terminated, materially changed or not renewed without at least thirty (30) days' prior written notice to Customer, attention: Risk Manager, by certified mail, return receipt requested"; (d) indicate that the coverage afforded under the policies shall apply on a primary basis, and not on an excess or contributing basis, with any policies which may be available to Customer. Policies written on a "claims made" basis are not acceptable; and (e) indicate that Customer is a loss payee with respect to property insurance. At least two weeks prior to the expiration of the original policies or any renewals thereof, evidence of renewal or replacement policies of insurance, with the same terms and limits as the expiring policy, shall be delivered to the Customer.

         17.3 Required Coverages. Supplier shall carry and maintain the following insurance coverages:

         (a) Commercial general liability insurance policy on an occurrence basis in Supplier's name with Customer as additional insured, with limits of liability of $2,500,000 per occurrence on a combined single limit basis for injuries (bodily injuries, including death and personal injuries) to persons and for damage to property. Such policy shall include contractual coverage for liability assumed by Supplier under Section 16 ("Indemnities"), products-completed operations coverage, and independent suppliers coverage and shall not contain any other exclusion which are unacceptable to Customer.

         (b) Workers' compensation insurance (including employers' liability insurance with limits of not less than $500,000 per occurrence) covering all Supplier employees performing services hereunder and meeting all applicable statutory limits.

         (c) Excess or umbrella liability policy(ies) with a limit of at least $10,000,000 per occurrence in excess of the limits of each of the above specified coverage(s), other than all risk property insurance and workers' compensation insurance.

         (d) Cargo insurance in an amount of at least $250,000 per incident.

         (e) Warehouse liability insurance with replacement cost coverage, including earthquake coverage and covering, among other things, the Customer Parties' products, with a limit of at least $2,500,000.

         (f) Insurance policy covering all risk of physical loss at the Facility of conveyor systems, racking, computers, phone systems, security systems, machinery, electronic data processing equipment, empty trailers and containers with a limit of at least $10,000,000.

         (g) Any additional insurance policies necessary to obtain required permits or otherwise comply with applicable law, ordinances or regulations regarding performance of Supplier's obligations under this Agreement.

         17.4 Insurance for Subcontractors. Supplier shall cause its consultants, subcontractors and agents hereunder maintain the types and quantities of insurance, and the structure, as set forth in this Section 17 ("Required Insurance") as though they were Supplier hereunder.

         17.5 No Limitation on Other Obligations. Nothing contained in this
Section 17 ("Required Insurance") shall be deemed to relieve Supplier of its responsibility and liability as elsewhere provided in this Agreement for personal injury or damage to tangible property, nor of its obligation to indemnify and save harmless the Customer Parties in connection therewith, whether or not insured.

         17.6 Customer's Option to Obtain Missing Insurance. If at any time during the term of this Contract, insurance as required is not in effect, or proof thereof is not provided to Customer, then Customer may, in its sole discretion, obtain the required insurance at Supplier's expense.

         17.7 Waiver of Subrogation. Supplier shall, and shall cause its consultants and subcontractors to, waive any right of recovery against the Customer Parties and to effect a corresponding waiver of subrogation on all policies of insurance on equipment or other tangible property and any business interruption loss arising out of or in connection with this Agreement or the Services.

         17.8 Failure of Insurer no Excuse. The insolvency, bankruptcy, or failure of any insurance company carrying insurance for Supplier, or the failure of any such insurance company promptly to pay proper claims, shall not relieve Supplier of any of its obligations under this Agreement.

18.  USE OF SUBCONTRACTORS.

         18.1 Procedure. Except to the extent Customer may otherwise agree in writing, and subject to Section 18.2 ("Exclusions"), Supplier shall not delegate or subcontract any of its obligations under this Agreement. With respect to any of its obligations under this Agreement that Supplier proposes to subcontract, Supplier shall clearly specify in a written notice to Supplier: (a) the specific components of the Services that Supplier proposes to subcontract, (b) the scope of the proposed subcontract, (c) the identity, background and qualifications of the proposed subcontractor, and (d) the type of contract that exists or will exist between Supplier and the subcontractor. Customer shall have the right to approve or disapprove the use of proposed subcontractors in its reasonable discretion.

         18.2 Exclusions. Notwithstanding the foregoing, Supplier's use, in the ordinary course of business, of third party services or products that are not substantially dedicated to performing the Services for Customer, that are not material to any particular function constituting a part of the Services, and that do not result in a material change in the way Supplier conducts its business, shall not constitute a delegation or subcontracting of Supplier's responsibilities under this Agreement.

         18.3 Continuing Responsibility of Supplier. Supplier shall remain responsible for obligations performed (or not performed) by subcontractors to the same extent as if such obligations were performed (or not performed) by Supplier's employees.

19.  CONDITIONS PRECEDENT.

         The respective obligations of Supplier and Customer to consummate this Agreement are subject to the fulfillment, prior to or on the Effective Date, of each of the following conditions:

         (a) The United States Bankruptcy Court for the Southern District of New York shall have entered an order approving this Agreement;

         (b) The closing shall have taken place under the Purchase and Sale Agreement between Customer and Alere Property Group, LLC for the sale of Customer's property located at 3355 Dulles Drive, Mira Loma, California;

         (c) Supplier and Alere Property Group, LLC or its designee shall have executed and delivered to each other the Lease Agreement; and

         (d) Customer, Footstar, Inc., Supplier and Fleet Retail Group, Inc. shall have executed and delivered to each other a bailee agreement reasonably acceptable to Customer and Supplier.

20.  GENERAL.

         20.1 Amendments and Revisions. Changes or modifications to this Agreement or its Exhibits may not be made orally, but may only be made by (i) a written amendment or revision signed by both Parties or (ii) as expressly provided elsewhere in this Agreement. Any terms and conditions varying from this Agreement or its Exhibits on any order or written notification from a Party are void unless signed by the Party against which enforcement is sought.

         20.2 Force Majeure. Continued performance of this Agreement may be suspended immediately by Supplier to the extent made impossible by any event or condition beyond the reasonable control of Supplier (except its inability to discharge obligations of a financial nature), including without limitation (to the extent beyond such control) acts of God, fire, labor or trade disturbance (other than labor or trade disturbances which are directly related to the Facility or in which the Supplier, or its Affiliates or its consultants or subcontractors are directly involved), war, civil commotion, compliance in good faith with any requirements of applicable law, rule, statute, judgment, order, permit, license, regulation or decree of any governmental authority (whether or not it later proves to be invalid), unavailability of materials, or other event or condition whether similar or dissimilar to the foregoing (a "Force Majeure Event"). Supplier shall give prompt notice to Customer of the occurrence of a Force Majeure Event giving rise to any suspension of all or any part of the services provided and of the nature and anticipated duration of such Force Majeure Event, and Supplier shall use reasonable commercial efforts to cure the cause of such suspension promptly. Upon the occurrence of a Force Majeure Event, Supplier and Customer shall cooperate with each other to find reasonable alternative commercial means and methods for the provision of the suspended service(s).

         20.3 Nonperformance. To the extent any nonperformance by either Party of its obligations under this Agreement results from or is caused by the other Party's failure to perform its obligations under this Agreement, such nonperformance shall be excused.

         20.4 Waiver. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Party against which enforcement is sought. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         20.5 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then to the extent equitable to the Parties the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law(s).

         20.6 Counterparts. This Agreement may be executed in multiple counterparts. Each such counterpart shall be an original and all of such counterparts together shall constitute a single instrument.

         20.7 Publicity. Each Party shall submit to the other Party all advertising, written sales promotions, press releases and other publicity materials relating to this Agreement in which such other Party's name or mark is mentioned or that includes language from which the connection of such name or mark may be inferred or implied, and shall not publish or use such advertising, sales promotions, press releases, or publicity materials without prior written approval of such other Party, which approval shall not be unreasonably withheld. Supplier shall not, without Customer's prior consent, which consent may be withheld at Customer's sole discretion, state that Customer or any of its Affiliates endorses Supplier or any of its products or services.

         20.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York applicable to contracts executed and fully performed therein. Subject to Section 6.8, Supplier and Customer shall bring any dispute arising out of or in connection with this Agreement or the transactions contemplated herein in any federal or state court of competent jurisdiction located in the Borough of Manhattan, City of New York, State of New York, and Supplier submits to the exclusive jurisdiction and venue of such courts for such purpose. Supplier hereby waives any right that Supplier might otherwise have to demand a trial by jury in connection with any action arising out of or in connection with this Agreement. In addition, if a judgment or award is rendered against either Party, such Party hereby consents to the jurisdiction of any state, federal or foreign court located within a district that encompasses assets of such Party for the enforcement of such judgment or award against the assets of such Party.

         20.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Notwithstanding anything in this Agreement to the contrary, the rights and obligations of Supplier and Customer under this Agreement are personal and not assignable or delegable, either voluntarily or by operation of law, without the prior written consent of the other Party, and any attempted assignment or delegation in violation of this Section shall be void and ineffective. Each Party shall have the right to assign this Agreement in whole or in part, including to any of its Affiliates or successor entity in a Change of Control or a sale of all or substantially all of a Party's assets, and such Party shall use commercially reasonable efforts to require any successor entity in an acquisition of all or substantially all of such Party's assets or a Change of Control to assume this Agreement. In addition, Supplier may assign the fees it receives pursuant to this Agreement to its lenders as security.

         20.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt) for next business day delivery, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

                  If to Supplier:

                  FMI International, LLC
                  800 Federal Blvd.
                  Carteret, NJ 07008
                  Facsimile:  (732) 750-4338
                  Attention:  President

                  If to Customer:

                  Footstar Corporation
                  One Crosfield Avenue
                  West Nyack, NY 10994
                  Facsimile:  (845) 727-6606
                  Attention:  Maureen Richards

                  with a copy to:

                  Footstar Corporation
                  933 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Facsimile:  (201) 236-4968
                  Attention:  Senior Vice President, Logistics


Either Party hereto may from time to time change its address for notice purposes by giving the other prior written notice of the new address and the date upon which it shall become effective.

         20.11 Obligations Cumulative. Supplier's obligations and responsibilities under this Agreement shall be cumulative, and unless expressly provided to the contrary elsewhere in this Agreement, none of Supplier's obligations or responsibilities shall be deemed to limit any of Supplier's other obligations or responsibilities.

         20.12 Interpretation. This Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning of its terms.

         20.13 Remedies Cumulative. Subject to the express limitations set forth elsewhere in this Agreement, all remedies in this Agreement are cumulative, and in addition to and not in lieu of, any other remedies available to a Party at law or in equity.

         20.14 Equitable Remedies. Without limiting the availability of equitable remedies at any other times, each Party agrees and acknowledges that if Supplier at any time prior to the termination of this Agreement in accordance with its terms refuses or threatens to refuse to perform any of the Services, then (i) Customer may suffer immediate and irreparable harm for which money damages would be an inadequate remedy, (ii) Customer may be entitled to specific performance, injunctive relief and such other equitable remedies as a court may deem appropriate with respect to such obligations and the performance of the Services, (iii) Customer shall not, and hereby waives any right it might otherwise have to, oppose the entry of such relief on the grounds that money damages would be an adequate remedy.

         20.15 Covenant of Good Faith and Fair Dealing. Each Party agrees that, in its dealings with the other Party under or in connection with this Agreement, it shall act in good faith and shall use its commercially reasonable efforts to deal fairly with such other Party. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by a Party is required under this Agreement, such action shall not be unreasonably withheld or delayed.

         20.16 Customer Affiliates. The rights, benefits, privileges and protections of this Agreement shall extend to Customer's affiliates as though such affiliates were Customer hereunder.

         20.17 Entire Agreement. This Agreement and the other documents referred to herein constitute the complete agreement between the Parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and the Prior Agreement, except as incorporated or referenced herein.



         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf effective as of the date first written above.

                                      FMI INTERNATIONAL LLC


                                      By:  /s/ Robert O'Neill
                                         ---------------------------------------
                                         Name:  Robert O'Neill
                                         Title: President


                                      FOOTSTAR CORPORATION


                                      By:  /s/ Stephen R. Wilson
                                         ---------------------------------------
                                         Name:   Stephen R. Wilson
                                         Title:  Executive Vice President and
                                                 Chief Administrative Officer